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                                                                     Exhibit 5.1

                               FRED ELEFANT, P.A.
                        1650 Prudential Drive, Suite 105
                          Jacksonville, Florida 32207

                               February 19, 1998

Physician Sales & Service, Inc.
4345 Southpoint Boulevard
Jacksonville, Florida 32216

Ladies and Gentlemen:

     This opinion is given in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, by Physician Sales & Service, Inc., a corporation organized and existing under the laws of the State of Florida ("PSS"), with respect to the registration under the Securities Act of 1933, as amended, of 31,036,458 shares of common stock, par value $.01 per share, of PSS (the "PSS Common Stock").

     In rendering this opinion, I have examined such corporate records and documents as I have deemed relevant and necessary as the basis for the opinion set forth herein. In connection with the issuance of the shares of PSS Common Stock, PSS plans to file an amendment to the Amended and Restated Articles of Incorporation of PSS to increase the number of authorized shares of PSS from 60,000,000 to 150,000,000 (the "Amendment").

     Based upon the foregoing, it is my opinion that, when the Amendment has become effective, the shares of PSS Common Stock will, upon their issuance and sale in accordance with the Registration Statement, be duly authorized, validly issued, fully paid, and non-assessable under the Florida Business Corporation Act as in effect on the date hereof.

     This opinion is provided to you for your benefit and for the benefit of the Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without my prior written consent.

     I consent to the use of this opinion and to the reference made to my firm under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.



                                         FRED ELEFANT, P.A.


                                         By: /s/ Fred Elefant
                                            ---------------------
                                              Fred Elefant